Exhibit 6.5

KIOSK MANUFACTURING AND SUPPORT AGREEMENT

This Kiosk Manufacturing and Support Agreement (the “Agreement”) is made this 21st day of March, 2014 by and between ScriptPro USA Inc., a Kansas corporation with principal office at 5828 Reeds Road, Mission, Kansas 66202-2740 (“ScriptPro”), and Smart Rx Systems Inc., a Florida corporation with principal office at 5703 Red Bug Lake Road, Suite #256, Winter Springs, Florida 32708-4969 (“Smart Rx”).

NOW THEREFORE, in consideration of the mutual promises and agreements herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree to the following terms, definitions, and promises:

1.0       ScriptPro’s Business. ScriptPro is in the business of designing, manufacturing, selling and providing support for a wide range of pharmacy automation hardware and software products and systems, including robotic prescription dispensing systems, workflow systems, and management systems for pharmacies (hereinafter referred to as “ScriptPro’s Products and Systems”).

2.0       ScriptPro-Smart Rx Conceptualization of Proposed System. Since November 2012, ScriptPro and Smart Rx have been working together on proposed integrations and modifications of certain of ScriptPro’s Products and Systems to produce a robotic prescription dispensing system to dispense prescriptions to patients in physician’s offices. Neither party has compensated the other for any of this work. The proposed system has been conceptualized in documents exchanged by the parties referring to it as the Smart PharmAssist™ Kiosk, and which shall be referred to herein as the “Kiosk”. Computer software is to be installed on the Kiosk in object code form along with pharmacy information files and databases, all of which software shall be referred to herein as the “Kiosk Software”, which Kiosk Software controls and operates the Kiosk, supports user verification of Kiosk functions, interfaces the Kiosk with other computer systems, and is used for monitoring and servicing the Kiosk and the Kiosk Software itself.

3.0       Kiosk Physical Embodiment. The physical embodiment of the Kiosk shall consist of a robotic system, wholly owned and manufactured by ScriptPro, currently designated and described in ScriptPro’s product literature as the [*]1, [*]2, as it may be modified and/or updated by ScriptPro from time to time, or such other robotic system wholly owned and manufactured by ScriptPro that the parties may agree to use for this purpose, (the “CRS”), and as modified by ScriptPro to incorporate [*]3. The User Facility shall be manufactured and integrated with the CRS by ScriptPro pursuant to plans developed jointly by Smart Rx and ScriptPro.

1 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the U.S. Securities and Exchange Commission, or the Commission.

2 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

3 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

5828 Reeds Road • Mission, KS 66202-2740 • 913.384.1008 • www.scriptpro .com

4.0       Kiosk Software. The Kiosk Software shall consist of a software system wholly owned and produced by ScriptPro, currently designated and described in ScriptPro’s product literature as [*]4, as it may be modified and/or updated by ScriptPro from time to time, or such other software system wholly owned and produced by ScriptPro that the parties may agree to use for this purpose, (the “ScriptPro Software”), and as modified by ScriptPro, or integrated by ScriptPro with other software, to incorporate [*]5 (such modifications and/or other software to be referred to herein as the “Customer User Interface”). The Customer User Interface shall be developed jointly by Smart Rx and ScriptPro.

5.0       Purpose of Kiosk. The Kiosk is designed to maintain an inventory of prescription medications and ancillary products (the “Drugs”) in the office (the “Customer Site”) of a physician or group of physicians (the “Customer”) in order to dispense Drugs to patients of the Customer (the “Patients”) at the Customer Site in accordance with prescription orders produced by the Customer consistent with its active medical license(s).

6.0       Smart Rx Pharmacy Support. Smart Rx and/or its associates shall employ pharmacists duly licensed and authorized by the applicable governmental authorities to provide professional pharmacy services to Patients at the Customer Site via remote support facilities incorporated into the Kiosk. Smart Rx shall enter into an agreement with the Customer to provide such services, which shall include stocking the Drugs in the Kiosk, supervising the dispensing of Drugs from the Kiosk, and interacting with, assisting, and counseling the Patients through facilities provided by the Kiosk. It shall be the responsibility of Smart Rx and the Customers, as medical professionals, to ensure that all applicable healthcare laws and regulations are complied with, and ScriptPro assumes no responsibilities with respect to compliance with laws as regulations related to healthcare, the practice of medicine, or the practice of pharmacy. Smart Rx shall indemnify and hold harmless ScriptPro for any and all liability relating to Smart Rx’s responsibilities under this section 6 and shall defend ScriptPro against any related litigation or other disputes and pay all related damages, expenses, attorney fees, or other costs.

7.0       Customer Acquisition of Kiosk. A Customer shall obtain an individual Kiosk unit (a “Unit”) directly from ScriptPro under a purchase or rental agreement entered into between the Customer and ScriptPro. The Unit consists of “Equipment” and “Software” as referenced under such agreements. The agreements shall reference other terms defined herein which shall have the meaning ascribed to them herein. Forms of these agreements are attached hereto and incorporated herein by reference (the “Purchase Agreement” and the “Rental Agreement”, which shall be referred to with respect to a given Customer as the “Customer Acquisition Agreement”). The Customer shall be responsible to make payments to ScriptPro under the terms of the Customer Acquisition Agreement.

4 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

5 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

5828 Reeds Road • Mission, KS 66202-2740 • 913.384.1008 • www.scriptpro .com

8.0       ScriptPro Support for Kiosk. A Unit placed at a Customer Site shall be supported by ScriptPro under a “Customer Support Agreement” which references the Customer Acquisition Agreement and which is entered into between the Customer and ScriptPro (a “Purchase Customer Support Agreement” in the case of a purchase or a “Rental Customer Support Agreement” in the case of a rental, forms of which are attached hereto and incorporated herein by reference). The Customer shall be responsible to make payments to ScriptPro under the terms of the Customer Support Agreement.

9.0       Payment Sharing by Smart Rx. Smart Rx may agree with a Customer to make certain partial or full payments to ScriptPro on behalf of such Customer with respect to the Customer Acquisition Agreement or the Customer Support Agreement, or both. ScriptPro shall accept such payments made on behalf of the Customer, but such agreement to make the payments, if it exists, shall be strictly between the Customer and Smart Rx and shall not relieve the Customer of its responsibility to ensure that all payments due under the Customer Acquisition Agreement and the Customer Support Agreement are made timely to ScriptPro.

10.0      Territory. As used herein, “Territory” shall mean the United States and any other country where ScriptPro has installed one or more Units.

11.0      U.S. Dollars. All monetary amounts referenced in this Agreement and/or in any and all documents attached hereto or arising herefrom shall be in U.S. Dollars unless a different currency is specifically stated therein.

12.0     Complete Agreement. This Agreement supercedes all previous agreements and discussions of the parties with respect to the subject matter hereof, and there shall be no obligations or restrictions imposed on the parties other than as specifically provided herein. Except for the “ScriptPro Restrictions”, defined below, nothing in this Agreement or in any other verbal or written agreements, communications or understandings of the parties, shall restrict ScriptPro’s rights to develop, manufacture, sell, lease, utilize, modify, and/or deal in any way with any and all of ScriptPro’s Products and Systems as it sees fit, or to develop derivations and/or extensions of ScriptPro’s Products and Systems, or new additions to its Products and Systems of any nature, or new applications for its Products and Systems, in its sole and absolute discretion.

13.0     Ownership of User Facility and Customer User Interface: The parties understand and agree that the Kiosk is intended to function as an efficient and well integrated system, and it is to be supported through powerful remote communications tools and procedures utilized by ScriptPro. In order for this to be accomplished, all or parts of the “Customer User Interface” developed by Smart Rx may be incorporated or communicate with the robotic dispensing system and the Pharmacy Management Software (PMS) which currently are an integral part of the [*]6. Whereas, the “Customer User Interface” has [*]7 developed by Smart Rx. Accordingly, the parties agree that the “Customer User Interface” shall be wholly owned by ScriptPro when integrated with [*]8, and leased to Smart Rx Customers.

6 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

7 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

8 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

5828 Reeds Road • Mission, KS 66202-2740 • 913.384.1008 • www.scriptpro .com

However, Smart Rx shall retain and own all intellectual proprietary rights in all hardware, software, systems, patents, copyrights, trademarks, and all other material and intellectual property and know-how developed and paid for by Smart Rx to create the “Customer User Interface” that will be integrated into the Kiosk. Furthermore, Smart Rx hereby grants ScriptPro a non-exclusive right and license to use all technology associated with the “Customer User Interface” for any purpose other than as prohibited by the ScriptPro Restrictions to the extent they are in effect.

14.0       Orders for Kiosk. Smart Rx and its affiliates shall be solely responsible to obtain “Orders” for Units from Customers. Each Orders shall consist of a Customer Acquisition Agreement and a related Customer Support Agreement, executed by the Customer, and also credit information and other documentation required by ScriptPro to evaluate and process the Order. An Order shall be promptly processed by ScriptPro upon receipt and either accepted or rejected by ScriptPro in accordance with its general policies and procedures for handling orders for other products.

15.0       Minimum Sales Volume Commitment. The parties understand and agree that, to enter into this Agreement, ScriptPro must be assured it will receive a minimum number of acceptable Orders for installation of Units each year (the “Minimum Sales Volume Commitment”). Accordingly, the parties agree that Smart Rx shall provide acceptable Orders to ScriptPro, for installation of Units as set forth below.

Minimum Sales Volume Commitment:

[*]9

16.0       ScriptPro Restrictions. It is agreed that, unless specifically permitted by Smart Rx under a separate written agreement with ScriptPro referencing this Agreement, for as long as Smart Rx meets all of its obligations set forth herein, including attainment of the Minimum Sales Volume Commitment, ScriptPro shall not provide Units, or any products that are substantially similar to the Kiosk, for use within the Territory other than pursuant to Orders received from Smart Rx (the “ScriptPro Restrictions”). It is further agreed that, if Smart Rx fails to meet any of its obligations under this Agreement, including specifically and without limitation meeting its Minimum Sales Volume Commitment, then the “ScriptPro Restrictions” shall have no further force or effect.

The Minimum Sales Volume Commitment shall be met as long as ScriptPro receives the above designated number of Orders during each designated Calendar Year or, if there is a shortfall in Orders received during a Calendar Year, sufficient additional orders are received during the 90-day period following the close of such Calendar Year to cover such shortfall. Orders covering a shortfall for a prior Calendar Year must specify installation within the first 180 days after the close of such prior Calendar Year and shall not also be counted toward the Minimum Sales Volume Requirement for the Calendar Year in which they are received.

9 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

5828 Reeds Road • Mission, KS 66202-2740 • 913.384.1008 • www.scriptpro .com

17.0       Sales and Marketing Responsibility. Smart Rx shall conduct sales and marketing activities promoting the sale or lease of Units to potential Customers at a level that is [*]10 expected to be adequate to meet or exceed its Sales Volume Commitment. Such activities shall be conducted and directed solely by Smart Rx and shall be in conformance with policies and quality standards promulgated by ScriptPro that are established to protect and promote ScriptPro’s image and reputation as a global supplier of quality business systems to the healthcare industry. As such, Smart Rx agrees that it shall: (a) employ, and dedicate to the sales and marketing responsibilities agreed to herein, personnel trained and competent to carry out such responsibilities , (b) provide to ScriptPro a reasonable amount of information gathered in the course of field activities regarding market analyses, current and prospective Customers, competitors, and competitive products, and (c) promptly and thoroughly investigate any and all complaints regarding the activities of ScriptPro, Smart Rx and/or operation of the Units, promptly advise ScriptPro of such complaints and the results of such investigations, and cooperate fully with ScriptPro in taking reasonable corrective action commensurate with policies and procedures established by ScriptPro.

18.0       Exclusive Provider. For as long as the ScriptPro Restrictions are in effect, ScriptPro shall be the exclusive manufacturer for the Units, the exclusive provider of the Kiosk Software to be installed on the Units, and the exclusive provider of Customer Acquisition Agreements. ScriptPro shall brand the Units with both the “Smart PharmAssist™” logo and the standard ScriptPro logo.

19.0       Smart Rx Support Center. ScriptPro shall also provide to Smart Rx, at one or more Smart Rx support centers and under one or more separate agreements with Smart Rx, pharmacy management system hardware and software along with capabilities for such pharmacy management system hardware and software to connect to Units operating at Customer Sites in order to enable Smart Rx to provide professional pharmacy services to support Customers and Patients using the Units at such Customer Sites.

20.0       Pricing. The prices for products and services furnished hereunder shall be based on price lists and discount schedules to be established by ScriptPro from time to time and which can be changed by ScriptPro at any time based on 30 days prior written notice.

21.0       The parties agree that, in the event there are changes in laws or regulations that affect the Kiosk or its use, they will work together and make reasonable efforts to develop modifications to the Kiosk and/or the Kiosk Software to bring them into compliance. Each party would bear its respective cost of developing such modifications. If modifications are determined to be feasible, ScriptPro shall offer to implement the modifications on Units operating Customer Sites with implementation costs to be charged to the Customers.

10 Confidential portion has been so omitted pursuant to a request for confidential treatment and has been filed separately with the Commission.

5828 Reeds Road • Mission, KS 66202-2740 • 913.384.1008 • www.scriptpro .com

22.0       No Partnership or Agency. The parties understand and agree that neither party is a partner or agent of the other party and neither party has the power or authority, directly or indirectly, whether through its employees or agents or otherwise, to bind the other party to any agreement with a Customer or any other third party, or otherwise to contract, negotiate or enter into a binding relationship of any nature for and on behalf of the other party, except as provided in this Agreement.

23.0       Commencement of Agreement; Termination. This Agreement shall commence as of the date first set forth above and continue for as long as the Minimum Volume Commitment is being met by Smart Rx. If Smart Rx fails to meet its Minimum Volume Commitment, ScriptPro may elect to terminate this Agreement at any time thereafter by giving Smart Rx 30 days prior written notice. Smart Rx may terminate this Agreement by giving ScriptPro 180 days prior written notice. The Confidentiality Provisions of this Agreement set forth in Section 25.0, below, shall survive its termination.

24.0       Default. Upon the failure of a party (the “defaulting party”) to comply with any material term or condition of this Agreement , the other party shall be permitted to give written notice to the defaulting party and if such failure is not corrected by the defaulting party within ninety (90) days of receipt of such notice, the party giving notice may immediately, or at any time thereafter, terminate this Agreement by providing written notice of termination to the defaulting party.

25.0       Insolvency. ln the event either party be adjudged insolvent or bankrupt by a court of competent jurisdiction, or upon the institution of any proceedings by or against it seeking relief, reorganization or arrangement under any laws relating to bankruptcy or insolvency which proceedings are not dismissed within sixty (60) days, or upon any assignment for the benefit of creditors, or upon the appointment of a receiver, liquidator or trustee of any of its property or assets, or upon the liquidation, dissolution or winding up of its business, then and in any such event(s) this Agreement may immediately be terminated or cancelled by the other party upon giving written notice thereof, and upon the giving of such notice this Agreement shall immediately terminate.

26.0       Sole Responsibility for Investments and Expenses. Each party shall be solely responsible for all investments made and expenses incurred in connection with the establishment and operation of the business contemplated herein.

27.0       Failure to Enforce Provisions. The failure of a party to enforce any provision hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provision. Any single or partial exercise of a right, remedy or privilege arising herefrom shall not preclude any further exercise of same.

5828 Reeds Road • Mission, KS 66202-2740 • 913.384.1008 • www.scriptpro .com

28.0       Exclusive Statement of Agreement. The terms and conditions set forth in this Agreement are the complete and exclusive statement of the agreement between Smart Rx and ScriptPro and may only be modified by written agreement signed by both parties and not by course of performance. This Agreement supersedes all prior agreements and understandings with respect to the subject matter contained herein.

29.0       Choice of Law, Jurisdiction and Venue. This Agreement shall be governed, interpreted and construed, and the legal relations created herein shall be determined, in accordance with the laws of the State of Kansas, including, but not limited to, the Kansas Product Liability Act, and any claims filed shall be first mutually submitted to arbitration proceedings in accordance with the rules of the American Arbitration Association.

30.0       Enforceability of Provisions. If any provision of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement.

31.0       Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), or (b) when received by the addressee if sent by an internationally recognized overnight delivery service that provides tracking information (such as DHL, FedEx, or UPS), in each case to the appropriate addresses set forth below (or to such other addresses as a party may designate by notice to the other party):

In the case of ScriptPro, notices shall be sent to:

Attention: General Counsel

ScriptPro USA Inc.

5828 Reeds Road

Mission, Kansas 66202-2740

United States

In the case of Smart Rx, notices shall be sent to:

Attention: General Counsel

Smart Rx Systems Inc.

5703 Red Bug Lake Road, Suite #256

Winter Springs, Florida 32708-4969

32.0       Press Releases. Neither party shall make a press release or similar communication with respect to this Agreement unless and until such communication has been approved by both parties.

33.0       Headings. All headings in this Agreement have been inserted for convenience only and shall not be used in interpreting the Agreement.

5828 Reeds Road • Mission, KS 66202-2740 • 913.384.1008 • www.scriptpro .com

34.0       Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by fax or e-mail with attachments in portable document format (.pdf) or other similar format shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by fax or e-mail shall be deemed to be their original signatures for all purposes.

35.1       Confidentiality Provisions. The parties agree to the Confidentiality Provisions set forth below:

35.2       “Confidential Information” means any proprietary or confidential business or technical information disclosed by one party to the other in connection with this Agreement that is designated in writing by the disclosing party to be “confidential” or “proprietary”, or if given orally, is confirmed promptly in writing as having been disclosed as “confidential” or “proprietary”. Confidential Information does not include information, technical data, trade secrets or know-how which: (i) was in the public domain at the time it was disclosed or falls within the public domain, except through fault of the receiving party; or (ii) was known to the party receiving it at the time of disclosure which knowledge the receiving party shall have the burden of establishing by clear and convincing evidence; or (iii) was disclosed after written approval of the disclosing party; or (iv) becomes known to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party provided that such source was not known by the receiving party to be bound by a confidentiality agreement with or other contractual , legal or fiduciary obligation of confidentiality to the disclosing party or any other party with respect to such information; or (v) was independently developed by the receiving party without the benefit of data received from the disclosing party, which independent development the receiving party shall have the burden of establishing by clear and convincing evidence.

35.3       Neither party shall reveal the Confidential Information of the other party nor use such Confidential Information otherwise than for the purposes of this Agreement. Each party shall take reasonable precautions to prevent an unauthorized disclosure or use of such Confidential Information by its employees, subagents or other intermediaries.

35.4       If either party or its respective directors, officers, employees, consultants or agents are requested or required by legal process to disclose any of the Confidential Information of the other party, the party required to make such disclosure shall give prompt notice so that the other party may seek a protective order or other appropriate relief. ln the event that such protective order is not obtained, the party required to make such disclosure shall disclose only that portion of the Confidential Information which its counsel advises that it is legally required to disclose.

5828 Reeds Road • Mission, KS 66202-2740 • 913.384.1008 • www.scriptpro .com

35.5       Except as required by law, neither party may not make any official press release, industry disclosure, or announcement, or engage in other formal publicity (each, an “Announcement”) relating to this Agreement without first obtaining the prior written consent of the other party.

35.6       Subject to section 35.4, above, each party agrees that the terms and conditions, but not the existence, of this Agreement shall be treated as the other’s Confidential Information and that no reference to the terms and conditions of this Agreement or to activities pertaining thereto can be made in any manner without the prior written consent of the other party.

IN WITNESS WHEREOF the duly authorized representatives of the undersigned execute this Agreement with the intention of being legally bound thereby.

SMART RX SYSTEMS INC.		SCRIPTPRO USA INC.

By:	/s/ Sandeep Mathow	By:	/s/ Michael E. Coughlin
	Sandeep Mathow		Michael E. Coughlin
	President and CEO		President and CEO

5828 Reeds Road • Mission, KS 66202-2740 • 913.384.1008 • www.scriptpro .com

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